EXHIBIT 10.12

LIGHTBRIDGE CORPORATION

2020 OMNIBUS INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

The Compensation Committee of the Board of Directors of Lightbridge Corporation, a Nevada corporation (the “Company”), granted an option under the Lightbridge Corporation 2020 Omnibus Incentive Plan (the “Plan”) to purchase shares of Common Stock to the Optionee named below. This Stock Option Agreement (the “Agreement”) evidences the terms of the Company’s grant of an Option to Optionee. Any capitalized term in this Agreement shall have the meaning ascribed to it in this Agreement or the Plan, as applicable.

A.  NOTICE OF GRANT

Name of Optionee:

Number of Shares of Common Stock Covered by the Option:

Exercise Price per Share:

Grant Date:

Expiration Date:

Type of Option: Nonstatutory Stock Option

Vesting Schedule: Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), and subject to Optionee’s continuous Service (as defined below), Optionee’s right to purchase shares of Common Stock under this Option vests, as set forth below.

Service Vesting Date	Percentage of Shares that Vest	Number of Shares that Vest

B. STOCK OPTION AGREEMENT

1. Grant of Option. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Optionee an Option to purchase the number of shares of Common Stock, at the Exercise Price (each as set forth on the cover page of this Agreement), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Optionee hereby acknowledges and agrees that this Agreement (including without limitation the number of shares of Common Stock covered by the Option set forth in the Notice of Grant) and the Plan set forth the entirety of Optionee’s entitlement to the time-based stock option award.

2. Type of Option. This Option is a Nonstatutory Stock Option.

3. Vesting. The period between the Grant Date and the final Service Vesting Date is referred to as the “Vesting Period”. The Option is only exercisable, in whole or in part, before it expires and then only with respect to the vested portion of the Option. Subject to the preceding sentence, Optionee may exercise this Option, by following the procedures set forth in this Agreement. Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), Optionee’s right to purchase shares of Common Stock under this Option vests as set forth on the Vesting Schedule in the Notice of Grant based on continuous service to the Company or any other entity the service providers of which are eligible to receive Awards under the Plan from the Grant Date through the applicable vesting date as an employee, director, consultant or advisor (herein referred to as “Service”). No additional shares will vest after Optionee’s termination of Service for any reason.

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4. Option Term; Expiration Date. This Option shall have a maximum term of ten (10) years measured from the original Grant Date (as set forth in the table on the cover sheet of this Agreement) and shall accordingly expire at the close of business at Company headquarters on the tenth anniversary of the Grant Date, unless sooner terminated in accordance with Section 5 of this Agreement (the “Expiration Date”).

5. Termination of Service; Expiration of Option. If Optionee terminates Service with the Company and its affiliates prior to the Expiration Date, the following shall apply:

(a) By the Company Without Cause or By Optionee. If Optionee’s Service is terminated by the Company or its affiliate without Cause, then the Optionee shall be entitled to earn a percentage of the Option (the “Retained Option”) equal to the ratio that the number of days of Service of Optionee during the Vesting Period bears to the total number of days in the Vesting Period. The Retained Option will immediately vest and will expire at the close of business at Company headquarters on the 180th day after Optionee terminated Service, but in no event after the Expiration Date. If Optionee terminates Service, then the vested portion of the Option as of the date of termination of Service will expire at the close of business at Company headquarters on the 90th day after Optionee terminates Service, but in no event after the Expiration Date. The unvested portion of the Option automatically expires on the date of termination of Service. Section 10(c) of the Plan provides for accelerated vesting upon certain terminations in connection with a Change of Control.

(b) Termination for Cause. If Optionee’s Service is terminated by the Company or an affiliate for Cause, then Optionee shall immediately forfeit all rights to the Option (whether or not vested) and the Option shall immediately expire on the date of termination of Service.

(c) Disability. If Optionee terminates Service because of Optionee’s disability (as defined in Section 22(e)(3) of the Internal Revenue Code), then the vested portion of the Option will expire at the close of business at Company headquarters on the date twelve (12) months after Optionee’s termination of Service, but in no event after the Expiration Date. The unvested portion of the Option automatically expires on the date of termination of Service.

(d) Death. If Optionee terminates Service because of Optionee’s death, then the vested portion of the Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death, but in no event after the Expiration Date. During that twelve (12) month period, Optionee’s estate or heirs may exercise the vested portion of the Option. The unvested portion of the Option automatically expires on the date of termination of Service. In addition, if Optionee dies during the applicable post-termination exercise period described in subsection 5(a), and a vested portion of the Option has not yet been exercised, then the vested portion of the Option will instead expire on the date twelve (12) months after Optionee’s termination of Service, but in no event after the Expiration Date. In such a case, during the period following Optionee’s death up to the date twelve (12) months after termination of Service, Optionee’s estate or heirs may exercise the vested portion of the Option.

6. Leave of Absence. For purposes of the Option, Service does not terminate when Optionee goes on a bona fide employee leave of absence that was approved by the Company or an affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating 90 days after Optionee went on the approved leave, unless Optionee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Optionee immediately returns to active Service. The Compensation Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.

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7. Option Exercise.

(a) Right to Exercise. The Option shall be exercisable on or before the Expiration Date in accordance with the vesting schedule set forth in Section 3.

(b) Notice of Exercise. The Option shall be exercised by delivery of written notice to the Compensation Committee (or an officer of the Company designated by the Compensation Committee) on any business day, at the Company’s principal office, on the form specified by the Company (which form may be electronic). The notice shall specify the number of shares of Common Stock to be purchased, accompanied by full payment of the Exercise Price for the shares being purchased in the manner permitted under Section 7(c) of this Agreement or otherwise permitted under the Plan. The notice must also specify how the shares should be registered (in the name of Optionee or in both the names of Optionee and Optionee’s spouse as joint tenants with right of survivorship). The notice of exercise will be effective when it is received by the Company. Anyone exercising the Option after the death of Optionee must provide appropriate documentation to the satisfaction of the Company that the individual is entitled to exercise the Option.

(c) Payment of Exercise Price. Payment of the Exercise Price for the number of shares of Common Stock being purchased in full shall be made in one (or a combination) of the following forms:

(i)	Cash or cash equivalents acceptable to the Company.

(ii)	Shares of Common Stock which have already been owned by Optionee (purchased on the open market or owned for at least six months or such other period designated by the Compensation Committee) which are surrendered to the Company. The Fair Market Value of the shares, determined as of the effective date of the Option exercise by the Company, will be applied to the Exercise Price.

(iii)	To the extent a public market for the shares of Common Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any withholding taxes.

(iv)	If permitted by applicable law and if approved in advance by the Compensation Committee or the Board of Directors, by the Company’s withholding a number of shares of Common Stock that would otherwise be issuable to Optionee upon exercise of the Option. The Fair Market Value of the shares, determined as of the effective date of the Option exercise by the Company, will be applied to the Exercise Price.

8. Tax Withholding. The Company or any affiliate shall have the right to deduct from payments of any kind otherwise due to Optionee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of this Option. By accepting this Agreement, Optionee hereby authorizes the Company in its discretion to withhold from fully vested shares of Common Stock otherwise deliverable to Optionee a number of whole shares of Common Stock necessary to satisfy the Company’s required tax withholding with respect to the Option and to deduct any remaining amount due from any payments due to Optionee. Any shares withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligation. The Fair Market Value of the shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.

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Notwithstanding the foregoing, Optionee may irrevocably elect to satisfy the required tax withholding obligation by delivering a cashier’s check or other check or wire transfer acceptable to the Company in the amount determined by the Company to satisfy the required tax withholding obligation. Any election to deliver a check/ wire transfer shall be communicated to the Chief Financial Officer prior to the exercise of the Option and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

9. Transfer of Option. During Optionee’s lifetime, only Optionee (or, in the event of Optionee’s legal incapacity or incompetency, Optionee’s guardian or legal representative) may exercise the Option. Optionee cannot transfer or assign the Option. Upon any attempt to transfer or assign the Option, the Option will immediately become invalid. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from Optionee’s spouse, nor is the Company obligated to recognize Optionee’s spouse’s interest in the Option in any other way.

10. Investment Representations. The Compensation Committee may require Optionee (or Optionee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Common Stock for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

11. Continued Service. Neither the grant of the Option nor this Agreement gives Optionee the right to continue Service with the Company or its affiliates in any capacity. The Company and its affiliates reserve the right to terminate Optionee’s Service at any time and for any reason not prohibited by law.

12. Stockholder Rights. Optionee and Optionee’s estate or heirs shall not have any rights as a stockholder of the Company until Optionee becomes the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date Optionee becomes the holder of record of such shares, except as provided in Section 10 of the Plan.

13. Additional Requirements. Optionee acknowledges that shares of Common Stock acquired upon exercise of the Option may bear such legends, as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the shares, Optionee may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws.

14. Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Nevada other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

16. Tax Treatment. Optionee may incur tax liability as a result of the exercise of the Option or the disposition of shares of Common Stock. Optionee should consult his or her own tax adviser for tax advice.

17. Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Optionee, except to the extent set forth in the Plan.

18. 2020 Omnibus Incentive Plan. The Option and shares of Common Stock acquired upon exercise of the Option granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Optionee. A copy of the Prospectus for the 2020 Omnibus Incentive Plan shall also be provided to Optionee.

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LIGHTBRIDGE CORPORATION

By:
Name:
Title:

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